Exhibit 10.4

EXECUTION VERSION

To:                             ING Bank N.V., London Branch
60 London Wall
London EC2M 5TQ
Attention: Sally Hayward / Andrew Brookes

as Facility Agent under the
Bond Bridge Facility Agreement (as defined below)

20 February 2013

Blue — Waiver and Amendment Request Letter — Bond Bridge

1.                                      BACKGROUND

1.1                               We refer to a €500,000,000 bond bridge facility agreement dated 11 October 2012 between, amongst others, Coca-Cola HBC AG, Citigroup Global Markets Limited, Credit Suisse AG, London Branch and ING Bank N.V.  as mandated lead arrangers and ING Bank N.V., London Branch as facility agent (the “Bond Bridge Facility Agreement”).

1.2                               Words and expressions defined in the Bond Bridge Facility Agreement have the same meanings when used in this letter unless otherwise provided or the context otherwise requires. References to Clauses and Schedules are references to Clauses and Schedules of the Bond Bridge Facility Agreement.

1.3                               We refer to our discussions regarding the delay in launching the offer for the entire issued share capital of Coca-Cola Hellenic Bottling Company SA on substantially the terms of the Press Release and the need to extend the Availability Periods and Termination Date.  As you are aware the delay in launching the transaction necessitates a revised cash flow forecast (the “Revised Funds Flow Statement”) and requires certain amendments to the Acquisition Facility and the Bond Bridge Facility Agreement to reflect the impact of the delay in launching the transaction.  In addition, we wish to make certain other clarificatory amendments to the Acquisition Facility and the Bond Bridge Facility Agreement as set out in request below.

2.                                      WAIVER AND AMENDMENT REQUEST

2.1                               Accordingly, in accordance with Clause 35 (Amendments and waivers) of the Bond Bridge Facility Agreement, we hereby request the consent of all of the Lenders to the amendment or (as the case may be) waiver of the following provisions of the Bond Bridge Facility Agreement:

(a)                                 the amendment to the definition of Termination Date in Clause 1.1 (Definitions) to read as follows:

““Termination Date” means the earlier of (i) 31 October 2014 and (ii) the date which is 18 months after the Prospectus Date, provided that if the

Settlement Date has not occurred by the earlier of (A) the date falling 30 days after the end of the Offer Period and (B) 30 June 2013, or if the Offer lapses or is terminated or withdrawn, the Termination Date shall be the date falling 30 days after the date on which the Offer lapses or is terminated or withdrawn or, if earlier, 31 July 2013.”;

(b)                                 the deletion of the definition of Irrevocable Undertakings in clause 1.1 (Definitions);

(c)                                  the deletion of the words “the Irrevocable Undertakings,” in the definition of Offer Related Documents in clause 1.1 (Definitions);

(d)                                 the amendment to the definition of Margin in clause 1.1 (Definitions) to read as follows:

““Margin” means the percentage rate per annum for the relevant period calculated by reference to the following table:

Period	Margin
From and including the Signing Date to but excluding the date falling 8 months after the Signing Date	0.75% per annum

From and including the date falling 8 months after the Signing Date to but excluding the date falling 11 months after the Signing Date	1.75% per annum

From and including the date falling 11 months after the Signing Date until such time as the Facility is repaid and all Commitments cancelled in full	3.75% per annum

”;

(e)                                  the amendment to the definition of Prospectus Date in Clause 1.1 (Definitions) to read as follows:

““Prospectus Date” means the date on which the prospectus of the Company in relation to the proposed admission of its ordinary shares to the premium listing segment of the Official List of the UK Listing Authority and to trading on the main market for listed securities of the London Stock Exchange plc in connection with the Transaction is approved by the UK Listing Authority, in its capacity as competent authority in the United Kingdom.”;

(f)                                   the amendment to the definition of Permitted Reorganisation in Clause 1.1 (Definitions) by the insertion of the words “and/or transferred” after the first instance of the word “distributed” in such definition and the insertion of the words “or, as the case may be, transferred” after the second instance of the word “distributed” in such definition;

(g)                                  the amendment to the definition of Sell-out in Clause 1.1 (Definitions) to read as follows:

“”Sell-out”” means the procedure provided in article 28 of Greek law 3461/2006 according to which, if following completion of the Offer the Company has obtained and holds Blue Shares representing at least 90 per cent. of the total voting rights inBlue, the remaining shareholders of Blue who have not yet tendered or exchanged their shares may compulsorily force the Company to acquire their Blue Shares and Blue ADRs.”;

(h)                                 the amendment to the definition of Squeeze-out in Clause 1.1 (Definitions) to read as follows:

““Squeeze-out” means the procedure provided in article 27 of Greek law 3461/2006 according to which, if following completion of the Offer the Company has obtained and holds Blue Shares representing at least 90 per cent. of the total voting rights in Blue, the Company may compulsorily acquire the remaining Blue Shares and Blue ADRs.”;

(i)                                     the amendment of Clause 7.3 (Equity Proceeds) by:

(i)                                     the redesignation of the existing paragraphs “(i)” and “(ii)” of paragraph (b) as “(ii)” and “(iii)” and the insertion of a new paragraph “(i)” in the following terms: “(i) subject to paragraph (d) below, Kar-Tess in cash prior to the Settlement Date by way of subscription for ordinary shares in the Company or by way of capital contribution,”; and

(ii)           the insertion of a new paragraph (d) in the following terms:

“(d)               The aggregate amount of the Equity Proceeds and other capital contribution provided by Kar-Tess pursuant to paragraph (b)(i) above shall not exceed EUR 10,000,000.”

(j)                                    the amendment of Clause 20.5 (Merger) by the amendment of paragraph (b) of such clause to read as follows:

“(b)         Paragraph (a) above does not apply to:

(i)                                     a disposal permitted pursuant to Clause 20.4 (Disposals); or

(ii)                                  an amalgamation, demerger, merger or corporate reconstruction:

(A)          with the prior consent of the Majority Lenders; or

(B)          that is a Permitted Reorganisation.”;

(k)                                 the amendment of Clause 20.12 (Guarantees) by the deletion of “30 June 2013” and its replacement with “31 October 2013”; and

(l)                                     the amendment of Clause 20.8 (Company indebtedness) by the insertion of the words “(or which would have been immediately applied but for the provisions of Clause 7.4(b)(Debt Proceeds))” after the words” immediately applied” in paragraph (iii).

2.2                               We request that the Lenders respond to this request by 5.00 p.m. on 20 February 2013.

3.                                      CONSENT

3.1                               By its countersignature the Facility Agent confirms to the Company as Obligors’ agent that it has received all of the documents and other evidence listed in the schedule hereto in form and substance satisfactory to it.

3.2                               The Bond Bridge Facility Agreement shall be amended with effect on and from the date of the Facility Agent’s countersignature as set out in clause 2 (Waiver and Amendment Request) of this letter.

4.                                      MISCELLANEOUS

4.1                               In accordance with Clause 35 (Amendments and waivers) of the Bond Bridge Facility Agreement, the above consents and waivers are effective only in the instance and for the purposes for which they are given.  Save as expressly set out in this letter, nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Bond Bridge Facility Agreement or the Finance Documents or any of Finance Parties rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

4.2                               We hereby represent and warrant to each Finance Party on the date of this letter that:

(a)                                 any factual information contained in the Revised Funds Flow Statement was true and accurate in all material respects as at the date of this letter;

(b)                                 any financial projections contained in the Revised Funds Flow Statement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions; and

(c)                                  so far as it is aware, nothing has occurred or been omitted from the Revised Funds Flow Statement and no information has been given or withheld that results in the information contained in the Revised Funds Flow Statement being untrue or misleading in any material respect.

4.3                               We hereby make the Repeating Representations and the representations and warranties contained in Clause 18.9 (No default):

(a)           on the date of this letter; and

(b)           on the date of the Facility Agent’s countersignature,

but as if references in Clause 18 (Representations) of the Bond Bridge Facility Agreement to “the Finance Documents” were instead to this letter and, on the date of the Facility Agent’s countersignature, to the Bond Bridge Facility Agreement as amended by this letter.

4.4                               This letter is a Finance Document for the purposes of the Bond Bridge Facility Agreement.

4.5                               This letter may be executed in any number of counterparts, and this shall have the same effect as if the signatures on the counterparts were on a single copy of this letter.

4.6                               This letter and any non-contractual obligations arising out of or in relation to this letter are governed by English law.

Yours faithfully

/s/ Robert Ryan Rudolph
/s/ Claudia Goebel
for and on behalf of
Coca-Cola HBC AG

as Company, the Original Borrower, Original Guarantor and Obligor’s agent pursuant to Clause 2.4 (Obligor’s agent) of the Bond Bridge Facility Agreement

We acknowledge and agree to the waiver and amendment request

/s/ Craig Baker
/s/ Stuart Ormston
for and on behalf of
ING Bank N.V., London Branch
as Facility Agent (as defined in the Bond Bridge Facility Agreement)
(acting on the instructions of all of the Lenders
pursuant to Clause 35 (Amendments and waivers) of the Bond Bridge Facility Agreement).

Date: 20 February 2013

Schedule

Conditions Precedent

1.                                      Revised Funds Flow Statement.